Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

GIGA TRONICS INC

5990 GLEASON DR, DUBLIN, CA, 94568

We hereby consent to the incorporation by reference to the Prospectus constituting a part of this Registration Statement on Form S-1/A (No. 333-269737 ) of our report dated April 17, 2023, except for footnote 17 which is dated May 11, 2023, relating to the financial statements of ENERTEC SYSTEMS 2001 LTD, not included herein, appearing in the Annual Report on Form 10-K for the year ended December 31, 2022 of Giga Tronics, Inc.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Ziv Haft/s/
Certified Public Accountants (Isr.)
BDO Member Firm

Tel Aviv, Israel

July 31, 2023